Exhibit 10.13.1

LETTER OF INTENT BY AND BETWEEN EXETER LIFE SCIENCES,
INC. AND ADVANCED CELL TECHNOLOGY, INC.

This letter, dated March 16, 2003, confirms the intention of Exeter Life Sciences, an Arizona corporation (referred to herein as either “Exeter” or “Buyer”), to acquire all of the outstanding shares of capital stock of Advanced Cell Technology, Inc. (“ACT”), (the “Acquisition”).  For purposes hereof, the term “Sellers” shall mean the persons or entities selling their shares of capital stock of ACT as contemplated herein.  This letter merely states the intentions of the parties and does not create any legal obligations except for the provisions of paragraphs 8 through 17 hereof.  Consummation of the Acquisition contemplated hereby is subject in all respects to Buyer’s and ACT’s review of the legal, tax and accounting issues associated with this transaction and the execution and delivery of a definitive agreement (“Definitive Agreement”) and satisfaction of the other conditions specified below.

The intended principal terms of the acquisition are as follows:

1.               Outline of Basic Transaction.  Buyer intends to acquire all of the shares of capital stock of ACT (the “Acquired Stock”), all of which Acquired Stock is owned beneficially and of record by the owners of 100% of the outstanding common and preferred stock of ACT (hereinafter the “Sellers”) as set forth on Schedule 1.  The parties intend that the Acquisition will be accomplished using the following structure:

•                  Exeter and ACT will merge, with Exeter as the surviving company (the “Exeter/ACT Merger”).  All of the Acquired Stock will be converted into shares of Exeter Series T Preferred Stock at a conversion ratio to be determined based upon the relative value of shares of ACT and Exeter, determined on a fully diluted basis, assuming an equity value of $10 million for ACT and $143.8 million for Exeter (the “Conversion Ratio”).

2.                                                               Exeter/ACT Merger Consideration.  At the closing of the Exeter/ACT Merger, (a) all outstanding shares of Common Stock of ACT will be converted into Exeter Series T Preferred Stock at the Conversion Ratio; and (b) all issued employee stock options of ACT will be reissued under the Exeter Employee Stock Option Plan (“Exeter ESOP”) at the Conversion Ratio, with a new option price determined by multiplying the current option price by the multiplier determined by the Conversion Ratio.  In addition, at the closing of the Exeter/ACT Merger, Exeter will assume all outstanding debt obligations of ACT (as set forth on Schedule 2), and all matured debt, plus interest, if any, will be paid in full at the closing.  Prior to closing all options to acquire ACT stock held by ACT Group, Inc. shall be exercised by ACT Group, Inc. on a cashless exercise basis, meaning that the stated exercise price shall be paid through surrender of options representing shares with a value equal to the exercise price applying ACT’s implied equity value in the merger.

3.                                       Stock Conversion.

At the time of a liquidity event of ACT (to be defined in the Definitive Agreement), all Holders of Exeter Series T Preferred Stock will convert these shares into shares of ACT at a conversion ratio to be determined by the Board of Exeter based upon the relationship between the implied equity value of ACT in the liquidity event and the equity value of Exeter, excluding any value associated with ACT.  At the time of a liquidity event of the entire Exeter organization, the present ACT shareholders will be afforded the opportunity to participate in the liquidity event in a manner not less favorable than all other Exeter shareholders.  In the event of a liquidity event with a non-ACT subsidiary of Exeter, the present ACT shareholders will be afforded the opportunity to participate in the liquidity event through the ability to convert their Exeter shares into shares of the non-ACT subsidiary on a basis to be negotiated with the investment bankers at the time of the transaction, but in no event upon terms less favorable than shareholders in the non-ACT subsidiaries of Exeter.  A liquidity event is a (i) registered offering, (ii) sale of a significant subsidiary or substantially all the assets of Exeter (excluding the contemplated sale of Kronos Science to Blue Horse Labs) or (iii) a private placement by Exeter that would create value to any class or series of stock in Exeter.  The term liquidity event specifically excludes a sale by a shareholder of any or all of their holdings for personal reasons.

4.                                       Primary Conditions to the Acquisition.  The completion of the Acquisition will be subject to the following conditions:

a.                                       A Definitive Agreement, in a form acceptable to the parties and their respective counsel, and any related agreements contemplated hereby or thereby, shall have been approved by the Board of Directors of Buyer and the Board of Directors of Seller, and shall have been executed by all parties.

b.             Except as otherwise approved by Buyer, there shall not have been any material adverse change in the operations or business (financial or otherwise) of ACT.

c.                                       There shall not be any pending or threatened litigation regarding the transactions contemplated hereby or against ACT or ACT Group or any subsidiary.

d.                                      Prior to the execution of the Definitive Agreement, anticipated to be within sixty (60) days of the date hereof, Buyer shall have completed to its satisfaction its due diligence review of ACT, including a review of the intellectual property, legal, tax and accounting issues implicated by the transaction contemplated herein.

e.                                       Prior to the closing of the Acquisition, ACT will buy out the debt instruments held by Anthem/CIC Venture Partners and Gary Aronson, or secure the right for Exeter to purchase those debt instruments from the current holders at or prior to the closing.

f.                                         Prior to the closing of the Acquisition, the Board of ACT Group shall approve a plan of dissolution whereby it will cease all operations and make a liquidating distribution to the members of its capital structure in order of the priority of their interests in ACT Group.

5.                                       Definitive Agreement and Closing.  The Definitive Agreement will contain customary representations, warranties, covenants and indemnities of ACT and Buyer.  The parties shall use best efforts to consummate the transactions contemplated hereby on or before May 31, 2003.  If the Acquisition is not closed by June 30, 2003, then either party may terminate the transaction.

6.                                       Employment of Key Staff.  For the purposes of this paragraph, Key Staff shall be defined as Michael West, Gunnar Engstrom and Robert Lanza.  Buyer and ACT shall negotiate and accept offers of employment with the Key Staff prior to the execution of the Definitive Agreement.  Such Key Staff and other staff shall renounce their existing employment agreements with ACT prior to the execution of the Definitive Agreement.

An option pool of 20% of the fully diluted equity of ACT shall be established and allocated among Key Staff and other current employees of ACT, as agreed to by Buyer and ACT prior to the execution of the Definitive Agreement.

7.                                       Board Representation.  For a minimum period of three (3) years following the Closing, the Surviving Company will allow a representative from ACT to sit on Exeter’s Board of Directors.  The ACT representative will be subject to an annual review and reappointment at Exeter’s reasonable discretion.  In the event ACT’s representative is removed from Exeter’s Board or not reappointed after an annual review, ACT may appoint a new representative to fill this position, subject to the same annual review and reappointment process as set forth in the previous sentence.  Recusal or other appropriate measures may be sought against the ACT representative in areas of actual or potential “conflicts of interest.”  For purposes of this Section, “conflicts of interest” shall consist of the ACT representative on Exeter’s Board or any immediate family member having a “material financial interest” in a competitor of Exeter or any Exeter subsidiary, or any material involvement, whether as a director, officer, employee, promoter or consultant, with an enterprise that (a) is a competitor of Exeter or any Exeter subsidiary, (b) has business dealings with Exeter or any Exeter subsidiary in which the representative or family member participates or is able to exert influence, or (c) operates in a manner that reflects adversely upon Exeter or any Exeter subsidiary.  In addition to the Exeter Board, ACT will be allowed one representative to sit on ACT’s Board of Directors under similar terms and conditions as outlined above for Exeter’s Board.

                For purposes of this Section, the following shall not constitute a “material financial interest”: (i) being or becoming a passive investor in any fund or any privately or publicly owned competitor so long as the ACT representative on Exeter’s Board or any immediate family member does not hold or assume a management position therein; (ii) making any non-directed blind investment; or (iii) serving in any otherwise proscribed capacity or taking any otherwise proscribed action with respect to a competitor where its competing activity does not constitute and does not propose to constitute a significant line of business.

8.                                       Conduct of Business.  During the period from the date hereof to the earlier of the termination of this letter of intent in accordance with its terms or the execution and delivery of the Definitive Agreement, ACT shall:

a.                                       conduct its business in the same manner as it has been regularly conducted including maintaining all contracts and permits in full force and effect;

b.                                      use its best efforts to preserve the assets and associated interests and to maintain its business and employees, sales representatives, customers, assets, suppliers, licenses and operations in accordance with past custom and practice;

c.                                       use its best efforts to satisfy each of the closing conditions contained herein and to consummate the transactions contemplated hereby;

d.                                      not enter into any transaction other than in the ordinary course of business, nor any transaction with affiliated persons or entities, other than as contemplated in the Definitive Agreement or as required to allow maturing loans to roll over until completion of the Acquisition; and

e.                                       not (i) redeem or repurchase any stock, (ii) issue additional stock, stock options (except where approved by Buyer for the Scientific Advisory Board), or warrants (except those necessary to allow maturing loans to roll over until completion of the Acquisition), (iii) incur any debt except in the ordinary course of business consistent with past practices, (iv) make any loans, or (v) increase the compensation, incentive arrangements or other benefits of any employee other than in the ordinary course of business consistent with past practices, without prior consent of Buyer.

9.                                       Representations of ACT and Buyer.  ACT represents and warrants to Buyer that: (a) it has the power and authority to execute and deliver this letter of intent, (b) the execution and delivery of this letter of intent does not breach or violate any commitment or obligation to which it is bound, and (c) all of the Sellers set forth on Schedule 1 own 100% of the capital stock of ACT, free and clear of any claims, liens or encumbrances whatsoever.  Buyer represents and warrants to Sellers that: (a) it has the power and authority to execute and deliver this letter of intent; and (b) the execution and delivery of this letter of intent does not breach or violate any commitment or obligation to which it is bound.

10.                                 Available Information.  Unless and until this letter is terminated, ACT shall make available to Buyer, and permit complete access to Buyer, its attorneys, accountants, representatives, advisors and other agents, all records, books of account, documents and information of ACT so that Buyer may conduct a complete due diligence review and may investigate any and all aspects of the business, assets, prospects and financial condition.  Further, they shall cooperate with Buyer in communicating with all relevant third parties in connection with such review.

11.                                 All Information Confidential.  Except as otherwise required by law, all proprietary information concerning a party provided to the other party (oral, written or otherwise), including all documents and copies of documents or papers containing proprietary information (“Evaluation Information”) will be kept in confidence by the receiving party.  The party receiving such Evaluation Information will take reasonable steps necessary to ensure the confidentiality of the Evaluation Information by itself, its employees, agents, consultants, advisors and affiliates.  Evaluation Information does not include information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the receiving party or its affiliates or representatives; (ii) was within or comes into the receiving party’s possession, provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to the party providing the information; (iii) is disclosed by the receiving party to others with the consent of the other party; or (iv) is independently developed by the receiving party.  The foregoing shall in no way limit, negate or restrict the terms and provisions of the Mutual Confidentiality Agreement between the parties hereto dated February 4, 2003, and in the event of conflict, the Mutual Confidentiality Agreement shall control.

12.                                 Fees.  Each party shall bear their own legal and accounting fees and other expenses relating to this transaction, including any finder or broker acting on their behalf.

13.                                 Exclusivity.  Buyer shall, contemporaneously with the execution of this Agreement, pay Seller $200,000 in return for Seller’s agreement that, prior to the termination or expiration of this Letter of Intent, neither ACT nor any of its affiliates or representatives will negotiate, solicit or encourage in any way (including by way of furnishing any non-public information concerning the business, properties or assets) the possible sale to any other person or entity of all or a material portion of the business or assets of ACT (whether by sale of assets, merger, or sale of stock or other business combination), other than sales of inventory or immaterial portions of its assets in the ordinary course.  ACT shall promptly notify Buyer if it is approached by any person interested in acquiring its assets or capital stock.  If Exeter decides not to proceed with the transactions contemplated in this Letter of Intent, then ACT will issue in Exeter’s behalf capital stock of ACT at $1.14 per share to Exeter, to be issued credited as fully paid.

13.                                 Publicity.  The parties hereto agree that neither party will issue any press release concerning the subject of this letter of intent or otherwise disclose the same to any person (except its officers, employees, agents, and advisors having a need to know in order to effect the transaction contemplated hereby) unless mutually agreed.

15.                                 Termination.  The provisions of Paragraphs 11, 12 and 13 hereof will survive any termination of this letter on the terms set forth therein.

16.                                 Governing Law.  This letter shall be governed by and construed in accordance with the internal laws of the State of Arizona, without regard to conflict of laws principles.

17.                                 Counterparts.  This letter may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  One or more counterparts of this letter may be delivered via facsimile with the intention that they shall have the same effect as an original executed counterpart hereof.

18.                                 Entire Agreement.  This letter constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  Any previous letter of agreement (with the exception of the Convertible Bridge Note) among the parties relative to the specific subject matter hereof is superseded by this letter.

Exeter Life Sciences, Inc., an Arizona corporation

/s/ Jonathan Thatcher
By:	Jonathan Thatcher
Its:	President

Advanced Cell Technology, Inc. A Delaware corporation

/s/ Michael West
By:	Michael West
Its:	President
3-16-03

Schedule 1

List of Sellers

Seller	Number of Shares
ACT Group, Inc.	6,811,146
Avian Farms, Inc.	1,060,000
University of Massachusetts*	357,263
Wendy Ingles	1,474
James Robl	96,000

*In the context of a new license, ACT and UMass have agreed to issue to UMass an additional 73,263 shares.  This transaction has not been consummated and is not reflected in the above numbers.

Schedule 2

List of Debt Obligations

Accounts Payable	$1,531,510.92
Accrued Payroll & Benefit	$231,294.46
Related Party Notes SOMA	$15,000
Interest Payable SOMA	$2505.89
Note Payable ACT Group	$1,000,000
Interest Payable ACT Group	$56,876.70
Total	$2,837,187.97